[HELLER EHRMAN WHITE & McAULIFFE LETTERHEAD]

                                October 24, 1996



Professionally Managed Portfolios
479 West 22nd Street
New York, New York 10011



Ladies and Gentlemen:

         As counsel to the Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), you have requested our opinion with respect to the shares of beneficial interest of the three series of the Trust, Lighthouse Growth Fund ("Lighthouse"), Academy Value Fund ("Academy") and Trent Equity Fund ("Trent") (the series together, the "Portfolios") sold by the Trust during their fiscal year ended August 31, 1996 (the "Shares") in connection with the notice (the "Notice") being filed by the Trust with the Securities and Exchange Commission pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940, as amended (the "Act").

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

         (a) the Trust's Agreement and Declaration of Trust dated February 17, 1987 (filed with the Massachusetts Secretary of State on February 24, 1987), as amended on May 20, 1988 (filed on September 16, 1988) and April 12, 1991 (filed on May 31, 1991) (as so amended, the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in effect throughout the Portfolio's fiscal year ended August 31, 1996 (the "Fiscal Year");

         (b) the Bylaws of the Trust certified to us by an officer of the Trust as being true and complete and in effect throughout the Fiscal Year;
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October 24, 1996                                                          Page 2



         (c) the Prospectuses and Statements of Additional Information of the Portfolios effective during the Fiscal Year, as described in the officer's certificate identified in (e) below (collectively, the "Prospectus");

         (d) Minutes of meetings of the Board of Trustees on April 22, 1995, October 21, 1994 and January 25, 1994 relating to the establishment of the Portfolios of which the Shares are part, as certified by an officer of the Trust as being in full force and effect without amendment or modification throughout the Fiscal Year; and

         (e) a certificate of an officer of the Trust concerning certain factual matters.

         In rendering our opinion below, we have assumed that all of the Shares were issued and sold at the per-share public offering price on the date of their issuance in accordance with statements specified in the then-current Prospectus of each Portfolio and in accordance with Article III of the Declaration of Trust.

         In rendering our opinion, we have further assumed that the Portfolios received, in cash or permitted securities as provided in the Prospectus, an amount equal to the per-share public offering price described in the then-current Prospectus of each Portfolio (and, if applicable, including a sales charge disclosed in the Prospectus) for the shares issued and sold by the Portfolios. We have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

         Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in Annotated Laws of Massachusetts (Law. Co-op. 1987 & Supp. 1996) and updated on Westlaw on October 17, 1996. We have not undertaken a review of other Massachusetts law or court decisions or of any administrative decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim
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October 24, 1996                                                          Page 3


any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

         We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Portfolios shall look only to the assets of the Trust or the Portfolios for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust or the Portfolios may include a notice that such instrument was executed on behalf of the Trust or the Portfolios and that the obligations of such instruments are not binding upon any of the shareholders of the Trust or the Portfolios individually, but are binding only on the assets and property of the Trust.

         Based upon our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion and subject to the foregoing, we are of the opinion that the Shares, as sold pursuant to registration under the Securities Act of 1933, as amended, and Rule 24f-2 adopted under the Act, were legally issued, fully paid and, subject to the court decisions described above, nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Notice being filed by the Trust with the Securities and Exchange Commission. This opinion is rendered to you in connection with that Notice and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

                                             Sincerely yours,

                                             /s/ HELLER EHRMAN WHITE & McAULIFFE